Exhibit 99.1

MISTRAS Group Announces Third Quarter 2019 Results
Strong Q3 Cash Flow from Operations of $19 million,
with Gross Margin Expansion to 30%

Highlights of the Third Quarter and Year-to-Date 2019*

•	Q3 revenue up 6% to $192.2 million

•	Q3 gross profit up 10% to $57.8 million and gross margin expanded 140 basis points to 30.1%

•	Q3 operating income up 257% to $10.8 million

•	Q3 net income of $3.1 million compared to year ago net loss

•	Q3 adjusted EBITDA up 7% to $22.4 million

•	Q3 cash from operations up 374% to $19.4 million

•	YTD debt repayment of $23.3 million

•	YTD operating income up 11% to $21.8 million but growth rate expected to decline in the fourth quarter (refer to guidance update details on page three of this press release)

*- All comparisons are consolidated and versus the equivalent prior year period.

MISTRAS Group, Inc. November 4, 2019 5:20 PM

PRINCETON JUNCTION, N.J., November 4, 2019 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its third quarter ended September 30, 2019.

For the third quarter of 2019, consolidated revenues were $192.2 million compared with $182.2 million in the prior year period, an increase of 6%. For the quarter, consolidated gross profit increased 10% compared with 2018 to $57.8 million, as the consolidated gross margin improved by 140 basis points to 30.1% from 28.7% in the same quarter a year ago. The Company generated $19.4 million and $13.4 million in operating cash flows and free cash flows, respectively, for the third quarter of 2019 compared to $4.1 million in operating cash flows and $(0.5) million in free cash flows for the same quarter a year ago.

Chief Executive Officer Dennis Bertolotti stated, "Third quarter results reflect continued progress positioning MISTRAS for long term success. The increase in gross margins, disciplined expense control, growth in our core market share and increase in operating and free cash flow are all consistent with our strategy to drive long-term value creation. Furthermore, this quarter’s acquisition of New Century Software adds another important component to our MISTRAS Digital strategy, which is already making significant strides applying innovative technology that improves our overall offerings and value proposition for customers. These are the keys to building a strong foundation to capitalize on the significant opportunities in our $14 billion NDT industry, where the market continues to grow as a result of increasing regulatory compliance requirements, rising health and safety concerns, and the need to better protect the global investment in physical assets.”

Mr. Bertolotti additionally commented on the Company’s current outlook for 2019, saying, “The pervasive uncertainty surrounding the global macroeconomic environment has now impacted our core Oil and Gas market. Consequently, despite what we believe to be steady gains in our core market share, the weakness in the Oil and Gas turnaround market has reduced our expectations for the fourth quarter and consequently full year revenues and adjusted EBITDA. We believe this decline in market growth is temporary, and we fully expect performance in our Oil and Gas operations to show renewed strength next year. We believe that our year-to-date 2019 gross margin can be maintained into 2020, even with short-term volatility in revenue volume.”

“Over the long-term we are confident that our strategy will enable us to outpace industry growth in both the near and long term while expanding margins and generating attractive free cash flow. The actions we have taken to dispose of non-core and less profitable operations, improve operating efficiency, and expand into adjacent markets such as mechanical services and platforms such as MISTRAS Digital, both through organic investment as well as strategic acquisitions, has positioned us to capitalize on the emerging demand for faster access to better, and more predictive information.”

Performance by segment during the quarter was as follows:

Services segment third quarter revenues increased by 8%. This improvement in the top line was driven by revenue from acquisitions coupled with organic growth. Services segment gross profit margins improved 90 basis points in the third quarter to 28.4% from 27.5% due to favorable operating leverage, favorable service mix, and a decrease in the proportion of low margin contracts.

International segment third quarter revenues increased 1%, despite the headwinds created by the runoff of the European staff leasing business and a mid-single digit decline in foreign exchange rates. Segment gross margins improved by 190 basis points compared to the year ago quarter, reflecting steady progress improving labor utilization rates and the reduction of low margin contracts.

Products and Systems segment revenue decreased by 3% in the third quarter of 2019 compared to the prior year. The revenue decline was attributable to the segment’s 2018 subsidiary sale, partially offset by new contracts recently procured. Gross profit margin improved by 400 basis points compared to the year ago quarter due to product sales mix.

The Company generated $40.5 million of cash flows from operating activities and $22.5 million of free cash flow in the first nine months of 2019, up strongly from $24.2 million and $8.4 million, increases of 67% and 168%, respectively, in the same prior year period.

The Company’s net debt (total debt less cash and cash equivalents) was $252.9 million at September 30, 2019, down from $265.1 million at December 31, 2018. The Company’s gross debt has decreased by $23.3 million during 2019, to $267.3 million at September 30, 2019 from $290.6 million at December 31, 2018 due to repayments made by the Company. The Company additionally paid a total of $7.7 million for acquisitions and taxes related to net settlement of share-based awards, during the nine months ended September 30, 2019.

Updated Guidance for 2019
Revenues and operating earnings were ahead of fiscal 2018 on a year to date basis through the first nine months, indicating a robust business. However, the strong momentum developed over the past two quarters encountered some headwinds coming into the fourth quarter of 2019. The Company is seeing a weak Oil and Gas market, and an overall Fall season that ended much sooner than anticipated. In particular, the Company sees weaknesses in the Oil and Gas turnaround market that appears to be attributable to supply buildups earlier in the year, as well as refineries shifting resources to prepare for IMO2020. In addition, towards the middle of September 2019 and into October 2019, a note of caution unexpectedly arose amongst Oil and Gas customers, attributable primarily to increased macroeconomic uncertainty. It is the same note of caution that is being heard in various sectors, stemming from many factors, including trade tensions, negative European interest rates, and the slowdown in domestic GDP growth. Although the long-term outlook remains intact, these factors are clearly influencing current activity in the Oil and Gas market, resulting in pushouts of demand.

Although the Company feels very good about where it is and its outlook for the long term, this unexpected pause in the Oil and Gas end markets has created some immediate challenges, which will affect performance for the fourth quarter of 2019 and full year 2019.

Consequently, the Company’s full year outlook is now significantly more modest than originally anticipated, and accordingly the Company is lowering its guidance for 2019 as follows:

Total revenues are expected to be between $740 million to $750 million;
Adjusted EBITDA is expected to be between $70 million and $75 million;
Capital expenditures are expected to be under $25 million; and
Free cash flow is expected to between $28 million to $32 million.

The Company is still developing its 2020 full year budget, but preliminarily anticipates modest single digit top-line growth, while maintaining its year-to-date 2019 gross profit and operating margins and cashflow levels.

Conference Call
In connection with this release, MISTRAS will hold a conference call on November 5, 2019 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 7277122 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.
MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure and aerospace components. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software and online monitoring - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2018 Annual Report on Form 10-K dated March 15, 2019, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income,", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$14,372	$25,544
Accounts receivable, net	148,024	148,324
Inventories	13,419	13,053
Prepaid expenses and other current assets	17,135	15,870
Total current assets	192,950	202,791
Property, plant and equipment, net	95,502	93,895
Intangible assets, net	106,893	111,395
Goodwill	283,121	279,259
Deferred income taxes	2,780	1,930
Other assets	46,781	4,767
Total assets	$728,027	$694,037
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,428	$13,863
Accrued expenses and other current liabilities	86,452	73,895
Current portion of long-term debt	6,563	6,833
Current portion of finance lease obligations	3,751	3,922
Income taxes payable	1,049	1,958
Total current liabilities	111,243	100,471
Long-term debt, net of current portion	260,753	283,787
Obligations under finance leases, net of current portion	10,799	9,075
Deferred income taxes	27,458	23,148
Other long-term liabilities	39,428	6,482
Total liabilities	449,681	422,963
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,915,088 and 28,562,608 shares issued	289	285
Additional paid-in capital	228,287	226,616
Retained earnings	76,784	71,553
Accumulated other comprehensive loss	(27,202)	(27,557)
Total Mistras Group, Inc. stockholders’ equity	278,158	270,897
Non-controlling interests	188	177
Total equity	278,346	271,074
Total liabilities and equity	$728,027	$694,037

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Revenue	$192,192	$182,169	$569,595	$561,592
Cost of revenue	129,241	124,260	386,721	389,131
Depreciation	5,182	5,577	16,160	16,902
Gross profit	57,769	52,332	166,714	155,559
Selling, general and administrative expenses	42,328	41,931	126,014	122,232
Bad debt provision for troubled customers, net of recoveries	—	—	2,798	—
Pension withdrawal expense (benefit)	(45)	5,886	489	5,886
Gain on sale of subsidiary	—	(2,384)	—	(2,384)
Research and engineering	650	745	2,261	2,414
Depreciation and amortization	4,089	2,920	12,380	8,834
Acquisition-related expense (benefit), net	(32)	217	970	(1,143)
Income from operations	10,779	3,017	21,802	19,720
Interest expense	2,959	1,894	10,065	5,581
Income before provision for income taxes	7,820	1,123	11,737	14,139
Provision for income taxes	4,733	2,133	6,493	6,229
Net income (loss)	3,087	(1,010)	5,244	7,910
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(6)	1	13	13
Net income (loss) attributable to Mistras Group, Inc.	$3,093	$(1,011)	$5,231	$7,897

Earnings (loss) per common share:
Basic	$0.11	$(0.04)	$0.18	$0.28
Diluted	$0.11	$(0.04)	$0.18	$0.27
Weighted-average common shares outstanding:
Basic	28,800	28,429	28,678	28,360
Diluted	29,156	28,429	29,022	29,447

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues
Services	$152,572	$141,340	$454,079	$434,653
International	37,050	36,671	109,302	116,238
Products and Systems	5,521	5,716	13,222	17,286
Corporate and eliminations	(2,951)	(1,558)	(7,008)	(6,585)
	$192,192	$182,169	$569,595	$561,592

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Gross profit
Services	$43,330	$38,838	$127,903	$113,675
International	11,695	10,877	33,113	34,273
Products and Systems	2,739	2,604	5,803	7,707
Corporate and eliminations	5	13	(105)	(96)
	$57,769	$52,332	$166,714	$155,559

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Services:
Income from operations (GAAP)	$15,757	$8,289	$40,715	$36,892
Bad debt provision for troubled customers, net of recoveries	—	—	2,778	—
Pension withdrawal expense (benefit)	(45)	5,886	489	5,886
Reorganization and other costs	125	292	202	292
Acquisition-related expense (benefit), net	(125)	181	577	(809)
Income before special items (non-GAAP)	$15,712	$14,648	$44,761	$42,261
International:
Income (loss) from operations (GAAP)	$2,921	$(662)	$5,155	$2,713
Reorganization and other costs	90	2,808	355	3,544
Acquisition-related expense (benefit), net	—	—	—	(409)
Bad debt provision for troubled customers, net of recoveries	—	—	20	—
Income before special items (non-GAAP)	$3,011	$2,146	$5,530	$5,848
Products and Systems:
Income (loss) from operations (GAAP)	$509	$2,415	$(1,224)	$2,032
Gain on sale of subsidiary	—	(2,384)	—	(2,384)
Reorganization and other costs	218	—	218	29
Income (loss) before special items (non-GAAP)	$727	$31	$(1,006)	$(323)
Corporate and Eliminations:
Loss from operations (GAAP)	$(8,408)	$(7,025)	$(22,844)	$(21,917)
Reorganization and other costs	44	305	104	305
Acquisition-related expense, net	93	36	393	75
Loss before special items (non-GAAP)	$(8,271)	$(6,684)	$(22,347)	$(21,537)
Total Company:
Income from operations (GAAP)	$10,779	$3,017	$21,802	$19,720
Pension withdrawal expense	(45)	5,886	489	5,886
Gain on sale of subsidiary	—	(2,384)	—	(2,384)
Bad debt provision for troubled customers, net of recoveries	—	—	2,798	—
Reorganization and other costs	477	3,405	879	4,170
Acquisition-related expense (benefit), net	(32)	217	970	(1,143)
Income before special items (non-GAAP)	$11,179	$10,141	$26,938	$26,249

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Nine months ended
	September 30, 2019	September 30, 2018
Net cash provided by (used in):
Operating activities	$40,476	$24,184
Investing activities	(21,628)	(9,831)
Financing activities	(29,521)	(23,905)
Effect of exchange rate changes on cash	(499)	(916)
Net change in cash and cash equivalents	$(11,172)	$(10,468)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Nine months ended
	September 30, 2019	September 30, 2018
Net cash provided by operating activities (GAAP)	$40,476	$24,184
Less:
Purchases of property, plant and equipment	(17,275)	(15,386)
Purchases of intangible assets	(704)	(385)
Free cash flow (non-GAAP)	$22,497	$8,413

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net income (loss) (GAAP)	$3,087	$(1,010)	$5,244	$7,910
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(6)	1	13	13
Net income (loss) attributable to Mistras Group, Inc.	$3,093	$(1,011)	$5,231	$7,897
Interest expense	2,959	1,894	10,065	5,581
Provision for income taxes	4,733	2,133	6,493	6,229
Depreciation and amortization	9,271	8,497	28,540	25,736
Share-based compensation expense	1,725	1,931	4,592	4,760
Acquisition-related expense (benefit), net	(32)	217	970	(1,143)
Reorganization and other related costs	477	3,405	879	4,170
Gain on sale of subsidiary	—	(2,384)	—	(2,384)
Pension withdrawal expense (benefit)	(45)	5,886	489	5,886
Bad debt provision for troubled customers, net of recoveries	—	—	2,798	—
Foreign exchange (gain) loss	197	262	(1,001)	651
Adjusted EBITDA (non-GAAP)	$22,378	$20,830	$59,056	$57,383

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income Attributable to Mistras Group, Inc. (GAAP) to
Net Income Attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP), and
Diluted EPS (GAAP) to Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	Three months ended		Nine months ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$3,093	$(1,011)	$5,231	$7,897
Special items	400	7,124	5,136	6,529
Tax impact on special items (2) (3)	(173)	(5,041)	(2,095)	(2,108)
Special items, net of tax	227	2,083	3,041	4,421
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP) (4)	$3,320	$1,072	$8,272	$12,318

Diluted EPS (GAAP)(1)	$0.11	$(0.04)	$0.18	$0.27
Special items, net of tax	0.01	0.07	0.10	0.15
Diluted EPS Excluding Special Items (non-GAAP) (4)	$0.12	$0.03	$0.28	$0.42

(1) For the three months ended September 30, 2018, 805 and 364 shares related to stock options and restricted stock, respectively, were excluded from the calculation of diluted EPS due to the net loss for the period.

(2) The Company's tax effect on special items was calculated utilizing the Company's effective tax rate, exclusive of discrete items, for the three and nine months ended September 30, 2019, which was 43% and 41%, respectively.

(3) The Company modified the prior year tax effect on special items to be consistent with the current year methodology. The effective tax rate for the three and nine months ended September 30, 2019, exclusive of discrete items, was 71% and 32%, respectively. The impact of this change on the three months ended September 30, 2018 was approximately $3.3 million and $0.12 per diluted share and on the nine months ended September 30, 2018 was $0.5 million and $0.02 per diluted share.

(4) The table above does not reflect a reduction in net income related to the write-off of certain deferred tax assets of approximately $1.4 million or $0.05 per diluted share for the three and nine months ended September 30, 2019.